UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Duluth Holdings Inc.
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DULUTH HOLDINGS INC.

201 East Front Street

Mount Horeb, Wisconsin 53572

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 3, 2026

To the Shareholders of Duluth Holdings Inc.:

The 2026 Annual Meeting of Shareholders of Duluth Holdings Inc. will be held in person at the headquarters of Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572, on June 3, 2026 at 8:30 a.m., Central Time, for the following purposes:

(1)	To elect eight individuals nominated by the Board of Directors of Duluth Holdings Inc. to serve as directors until the 2027 annual meeting of shareholders;

(2)	To approve, by an advisory vote, the compensation of our named executive officers;

(3)	To ratify the appointment of KPMG LLP as our independent registered public accountants for fiscal 2026; and

(4)	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 27, 2026 are entitled to notice of and to vote at the annual meeting and at all adjournments of the annual meeting.

Holders of a majority of the votes entitled to be cast must be present in person or by proxy in order for the annual meeting to be held. As allowed under the Securities and Exchange Commission’s rules, we have elected to furnish our proxy materials over the Internet. Accordingly, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the attached proxy statement and our annual report to shareholders via the Internet and how to vote online.

Whether or not you expect to attend the annual meeting in person, you are urged to vote by voting electronically via the Internet, by a telephone vote or, as applicable, by completing and mailing the proxy card. Instructions for electronic voting via the Internet and telephonic voting are contained in the Notice, or, as applicable, on the proxy card. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by advising the Corporate Secretary of Duluth Holdings Inc. in writing (including by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 3, 2026: The annual report to shareholders and proxy statement of Duluth Holdings Inc. are available for review at www.envisionreports.com/DLTH. Instructions on how to access and review the materials on the Internet can be found on the Notice and the proxy card.

Wenyu Blanchard

Corporate Secretary

Mount Horeb, Wisconsin

April 21, 2026

DULUTH HOLDINGS INC.

201 East Front Street

Mount Horeb, Wisconsin 53572

April 21, 2026

PROXY STATEMENT

Unless the context requires otherwise, all references to “Duluth Trading,” the “Company,” “we,” “us” or “our” refer to Duluth Holdings Inc.

The enclosed proxy is solicited by the Board of Directors of Duluth Holdings Inc. for use at the 2026 annual meeting of shareholders to be held at 8:30 a.m., Central Time, on June 3, 2026 or at any postponement or adjournment of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders. The annual meeting will be held in person at the headquarters of Duluth Trading, 201 East Front Street, Mount Horeb, Wisconsin 53572.

Under rules adopted by the Securities and Exchange Commission (the “SEC”), Duluth Trading is making this proxy statement and other annual meeting materials available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of Duluth Trading’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

The proxy statement and form of proxy are being made available to shareholders commencing on or about April 21, 2026.

The expense of this solicitation will be paid by us. No solicitation other than by mail and via the Internet is contemplated, except that our officers or employees may solicit the return of proxies from certain shareholders by telephone.

Only shareholders of record at the close of business on March 27, 2026 are entitled to notice of and to vote the shares of our Class A common stock, no par value, and Class B common stock, no par value, registered in their name at the annual meeting. As of the record date, we had outstanding 3,364,200 shares of Class A common stock and 34,764,498 shares of Class B common stock. The presence, in person or by proxy, of a majority of the votes entitled to be cast will constitute a quorum at the annual meeting. Abstentions, votes that are withheld and broker non-votes, which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares, will be treated as present for purposes of determining the quorum. Each share of Class A common stock is entitled to ten votes per share, and each share of Class B common stock is entitled to one vote per share on each matter to be voted upon at the annual meeting. Shares of Class A common stock and Class B common stock vote together as a single class for each of the proposals listed below.

With respect to the proposal to elect the individuals nominated by our Board of Directors to serve as directors until the 2027 annual meeting of shareholders, votes may be cast in favor or withheld for each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election. With respect to the proposal to approve, by advisory vote, the compensation of our named executive officers, abstentions and broker non-votes will not be counted as votes cast, so abstentions and broker non-votes will have no effect on the outcome. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. With respect to the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for fiscal 2026, abstentions and broker non-votes will not be counted as voting on the proposal, so abstentions and broker non-votes will have no effect on the outcome.

If a proxy is properly submitted to us and not revoked, it will be voted in accordance with the instructions contained in the proxy. Each shareholder may revoke a previously granted proxy at any time before it is exercised by advising the Corporate Secretary of the Company in writing (including by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy. Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated by our Board of Directors to serve as directors until the 2027 annual meeting of shareholders, will be voted FOR approval of the compensation of our named executive officers, and will be voted FOR the appointment of KPMG LLP as our independent registered public accountants for fiscal 2026.

CORPORATE GOVERNANCE DOCUMENTS

Certain documents relating to corporate governance matters are available in print by writing to Corporate Secretary, Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572 and on the Company’s website at ir.duluthtrading.com under the “Corporate Governance—Documents & Charters” tab. These documents include the following:

•	Amended and Restated Articles of Incorporation;

•	Amended and Restated Bylaws;

•	Code of Business Conduct and Ethics;

•	Corporate Governance Guidelines;

•	Charter of the Audit Committee;

•	Charter of the Compensation Committee;

•	Charter of the Nominating and Governance Committee; and

•	Statement of Policy on Securities Trading.

Information contained on the Company’s website is not deemed to be a part of this proxy statement.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors. The term of office of each of the directors expires at the 2026 annual meeting.

Our Board of Directors proposes that the nominees described below be elected as directors for a new term ending at the 2027 annual meeting of shareholders and until their successors are duly elected, except as otherwise provided in the Wisconsin Business Corporation Law. All of the nominees are standing for re-election.

The Board of Directors has determined that a majority of the current directors are independent as defined for companies trading on The NASDAQ Stock Market LLC (“NASDAQ”). The independent directors serving on our Board of Directors as of the date of this proxy statement include Mr. David C. Finch, Ms. Janet H. Kennedy, Mr. Brett L. Paschke, Ms. Susan J. Riley, Mr. Ronald Robinson, and Mr. Scott K. Williams.

In accordance with our amended and restated articles of incorporation and amended and restated bylaws, a nominee will be elected as a director by a plurality of the votes cast in the election of directors. A plurality means that the eight persons receiving the highest number of affirmative FOR votes at the meeting will be elected. Votes that are withheld and broker non-votes will have no impact on the election. In the event that a vacancy remains, the Board of Directors may fill such vacancy at a later date or reduce the size of the Board of Directors, subject to the procedures specified in the amended and restated articles of incorporation or amended and restated bylaws. Each of the nominees has indicated a willingness to serve as a director, but if any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

The descriptions in this section provide certain biographical information about each of the nominees for election as a director, followed by a statement regarding the specific experience, qualifications, attributes or skills that led to the Board of Director’s conclusion that each director should serve as a director of Duluth Trading.

The Board of Directors unanimously recommends that shareholders vote FOR the election of each of the nominees set forth below to serve as directors until the 2027 annual meeting, and your proxy will be so voted unless you specify otherwise.

NOMINEES FOR DIRECTOR

Name and Age of Director	Principal Occupation and Directorships
Stephen L. Schlecht Age: 78	Mr. Schlecht is the founder of our Company and has served as Chairman of the Board of Directors and Senior Advisor since May 2021. Mr. Schlecht has served on our Board of Directors since our founding in 1986. Mr. Schlecht previously served as Executive Chairman from February 2015 to May 2021, as Chief Executive Officer from August 2019 to May 2021 and Interim Chief Executive Officer from April 2025 to May 2025. Prior to that, Mr. Schlecht served as Chairman of the Board of Directors and Chief Executive Officer from February 2003 to February 2015 and as President from February 2003 to February 2012. He also served as President and Chief Executive Officer of GEMPLER’S, Inc., which he founded in 1986, until February 2003. Mr. Schlecht holds a B.S.B.A. degree and an M.B.A. from Northwestern University. We selected Mr. Schlecht to serve on our Board of Directors because he is the founder of our Company, has over 50 years of experience in the direct marketing and retail industries and has extensive leadership experience and strategic vision. Mr. Schlecht is the father of Richard W. Schlecht, our Senior Vice President of Product Development and Sourcing.

David C. Finch Age: 60 Independent	Mr. Finch was appointed to our Board of Directors in September 2015 and served on our advisory board from 2007 to 2015. From February 2023 through August 2024, Mr. Finch served as a Board Member of Daniele International, LLC, one of the largest manufacturers of Italian cured meats and charcuterie, and he previously served as their Interim Chief Executive Officer from February 2023 through June 2023, Executive Chairman from April 2022 through February 2023, and Chief Executive Officer from September 2019 through April 2022. Since 2006, Mr. Finch has been the President of Finch Grocery Company, LLC, a private firm for capital investments, held board memberships and supported related business activities in the food and consumer products industries. Mr. Finch has previously served as the Chief Executive Officer of Rupari Food Services, LLC, a meat products manufacturer, from August 2013 to August 2014 and as Chief Executive Officer of Ryt-Way Industries, LLC, a dry food contract packager in North America, from August 2008 to May 2013. Mr. Finch has served on the Board of Directors of JonnyPops, LLC, a frozen popsicle business, since March 2015, and Legacy Snack Solutions, LLC, a custom baked snack components business, since June 2024. Mr. Finch served as Vice President of American Polocrosse Association from January 2016 to December 2017. He previously served on the Board of Directors of: Salo LLC, a staffing and consulting services company, from February 2018 to October 2019; J&B Group, a food manufacturing and distribution company, from 2008 to 2010; Quality Ingredients Corporation, a spray drying company, from 2002 to 2013; and Foundation for Strategic Sourcing, a non-profit organization that established a forum for consumer-packaged goods marketers, external manufacturers and secondary packagers. Mr. Finch holds a B.S. degree in economics from Northwestern University and an M.B.A. from the Kellogg School of Northwestern University. We selected Mr. Finch to serve on our Board of Directors given his significant business and board experience.

Name and Age of Director	Principal Occupation and Directorships
Janet H. Kennedy Age: 65 Independent	Ms. Kennedy was appointed to our Board of Directors in August 2023. She is a seasoned executive with more than 30 years of experience leading digital and technology transformations. Most recently, Ms. Kennedy served as Vice President, North America Regions, Google Cloud at Alphabet Inc. from 2019 to 2023, where she helped clients leverage emerging technologies to drive digital transformation. She previously served as Partner/Principal, Americas Digital Transformation Leader at Ernst & Young from 2018 to 2019. Prior to that, Ms. Kennedy held senior leadership roles at Microsoft Corporation, including Vice President, MSUS Digital Transformation Leader; President, Microsoft Canada; and various enterprise sales and general management positions. Earlier in her career, she held multiple roles at IBM. Ms. Kennedy currently serves on the Board of Directors of Canadian Pacific Kansas City Limited, where she chairs the Audit and Finance Committee, and TriNet (NYSE: TNET), where she serves on the Finance and Audit Committee and the Compensation and Human Capital Management Committee. Ms. Kennedy holds a B.S. in Industrial Management/Industrial Engineering from Purdue University and an M.B.A. from the McColl School of Business. Ms. Kennedy was selected to serve on our Board of Directors because of her extensive technology leadership and public company board experience.

Brett L. Paschke Age: 57 Independent	Mr. Paschke has been a director since May 2021. Mr. Paschke is Managing Partner of WinForest Partners, a private equity firm focused on investments in healthcare, technology, and services, since December 2023. Prior to joining WinForest Partners, Mr. Paschke served as a Partner and Vice Chair of Investment Banking at William Blair & Company, L.L.C., an investment banking and money management firm, he was a Partner from 2002 to 2022, and Senior Director from 2022 to 2023. Mr. Paschke led the Equity Capital Markets Group at William Blair from 2009 to 2020, and under his leadership, William Blair served as an underwriter on almost 800 equity offerings raising a cumulative $200 billion, including approximately 20 percent of all US-listed IPOs. He was a member of William Blair’s firm-wide leadership group from 2013 to 2019 and led the Business and Financial Services Investment Banking Group at William Blair from 2004 to 2009. Mr. Paschke is also a board member of PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, since 2020 and serves as a member of its Audit Committee and chair of its Compensation Committee. Mr. Paschke holds an A.B. from Princeton and an M.B.A. from Harvard Business School. We selected Mr. Paschke to serve on our Board of Directors due to his extensive investment banking experience working with high-growth companies across various sectors and industries and his valuable insight on management and corporate finance.

Name and Age of Director	Principal Occupation and Directorships
Stephanie L. Pugliese Age: 55	Ms. Pugliese has been a member of our Board of Directors and has served as the Company’s President and Chief Executive Officer since May 2025. A 30-year retail veteran, Ms. Pugliese brings a wealth of branded apparel, retail and merchandising experience to the Company. She first joined Duluth Trading in November 2008 as Vice President of Product and Merchandising. In July 2010, Ms. Pugliese was promoted to Senior Vice President, Head of Merchandising and Chief Marketing Officer. In February 2012, she was again promoted to President and Chief Marketing Officer. From February 2014 to February 2015, Ms. Pugliese served as President and Chief Operating Officer, and from February 2015 to August 2019, Ms. Pugliese served as President and Chief Executive Officer of Duluth Trading. From September 2019 to May 2020, Ms. Pugliese served as President of North America for Under Armour, Inc. and as its President of the Americas from June 2020 until March 2023. Ms. Pugliese has served on the board of Fortune Brands Innovations, Inc. since March 2023 and served on the board of American Eagle Outfitters from August 2024 to April 2025. She also currently serves on the Advisory Board of the Women in Retail Leadership Circle and Cooper’s Hawk Winery and Restaurants. Earlier in her career, Ms. Pugliese held several executive positions with Lands’ End, Inc. from 2005 to 2008 and Ann, Inc. from 2000 to 2003. Ms. Pugliese holds a Bachelor of Science degree in Business from New York University Stern School of Business. We selected Ms. Pugliese to serve on our Board of Directors because she is a seasoned executive with over 30 years of experience in the retail apparel industry.

Name and Age of Director	Principal Occupation and Directorships

Susan J. Riley Age: 67 Independent	Ms. Riley was appointed to our Board of Directors in June 2022. Ms. Riley most recently served as the Interim President and Chief Executive Officer of PJM Interconnection, the largest electricity grid operator in the U.S, from 2019 to 2020. Prior to that, she was the Chief Financial Officer of Eastern Outfitters, LLC (formerly known as Vestis Retail Group, LLC) from 2015 to 2016, and the Executive Vice President – Finance and Administration from 2007 to 2011 and Senior Vice President and Chief Financial Officer from 2006 to 2007 of The Children’s Place. Prior to working at The Children’s Place, she was the Executive Vice President and Chief Financial Officer of Klinger Advanced Aesthetics, and the Senior Vice President and Chief Financial Officer of Abercrombie & Fitch, among many other financial leadership positions at various other companies. Ms. Riley has served on the board of directors of Retail Trade Winds, the parent company of New York and Company from 2019 to 2020, where she was the chair of the Business Transformation Committee and a member of the Audit Committee; PJM Interconnection from 2005 to 2020, where she held various leadership positions on the board of directors; Essendant Inc., a publicly traded distributor of office and industrial supplies, from 2012 to 2019, where she was the chair of the Audit Committee and a member of the Executive Committee; comStore Inc., a publicly traded cross platform measurement company that measures audiences, brands, and consumer behavior worldwide, from 2017 to 2018, where she was elected chair of the board of directors; and StrongArm Technologies, a company that manufactures and sells safety equipment, from 2011 to 2017. From 2008 to 2019, she was also a member of the board of trustees of The Rochester Institute of Technology. Ms. Riley earned a B.S. in Business Administration & Accounting at The Rochester Institute of Technology and a Master of Business Administration at Pace University. Ms. Riley was selected to serve on our Board of Directors because of her extensive financial, retail, and board experience.

Ronald Robinson Age: 60 Independent	Mr. Robinson was appointed to our Board of Directors in May 2023. Mr. Robinson is the owner of R Squared Consulting, LLC, a consultant for apparel, footwear, and accessories businesses, and has served in this capacity since March 2025 and previously from February 2020 to June 2021. Mr. Robinson also previously served as the Chief Supply Chain Officer of Designer Brands, Inc., one of North America’s largest designers, producers, and retailers of footwear and accessories, from June 2021 to March 2025. From February 2016 to February 2020, Mr. Robinson served as the Chief Sourcing Officer of J. Crew Group. Prior to that, he served in a variety of positions at Ascena retail group (formerly Tween Brands, Inc. (TWB)), including as President of Ascena Global Sourcing from February 2013 to February 2016, Executive Vice President Supply Chain from April 2008 to January 2013, Senior Vice President Production Services from February 2006 to March 2008, and Vice President Sourcing & Tech Design of TWB from November 2001 to January 2006. Mr. Robinson holds a B.Sc. in Applied Chemistry (Colour Science and Technology) from Heriot-Watt University, Scottish College of Textiles and has a M.B.A. from Massachusetts Institute of Technology. Mr. Robinson was selected to serve on our Board of Directors because of his extensive retail, sourcing, supply chain, and manufacturing experience.

Name and Age of Director	Principal Occupation and Directorships
Scott K. Williams Age: 62 Independent	Mr. Williams was appointed to our Board of Directors in June 2018. Mr. Williams has served as Chief Executive Officer and a director of Batteries Plus Bulbs since January 2019. Mr. Williams previously served as President of Cabela’s, Inc. from February 2016 until it was acquired by Bass Pro Shops in October 2017. Prior to that he held the positions of Chief Commercial Officer from August 2015 to February 2016 and Chief Marketing and E-Commerce Officer at Cabela’s from October 2011 to August 2015. Previously, he was President of Fanatics, Inc., a pure-play growth company in licensed apparel. He had also served as Corporate Vice President for Wal-Mart Stores, Inc. with responsibility as General Manager of the Samsclub.com business unit, as well as overseeing digital marketing and call center operations. Prior to working at Wal-Mart, he was Senior Vice President of the Marketing and Direct Business segment of OfficeMax, Inc. Mr. Williams has served on the board of directors of Bob’s Discount Furniture (NYSE: BOBS) since July 2018. He has also served as a non-executive director for Mood Media Corporation, an in-store media solutions provider, formerly traded on the Toronto Stock Exchange, from March 2016 to April 2017. Mr. Williams holds a B.S. in Business Administration at the University of Kansas and earned a Masters of Management degree from the Kellogg Graduate School of Management of Northwestern University. We selected Mr. Williams to serve on our Board of Directors given his considerable experience across both online and in-store retailing and his valuable insight on omnichannel strategies, brand marketing and operational excellence that he has gained while working at leading retailers like Cabela’s, Wal-Mart and OfficeMax.

Board of Directors

Each incumbent director standing for election at the 2026 Annual Meeting of Shareholders attended at least 75% of the board meetings and meetings of committees on which such director served that were held in fiscal 2025 while such director served on the Board of Directors or the committees. The Board of Directors held twelve meetings during fiscal 2025. While the Company does not have a policy requiring board members’ attendance at the annual meeting of shareholders, each director is strongly encouraged to attend our annual meeting of shareholders. All of the then current directors attended our 2025 annual meeting.

As part of its corporate governance guidelines, the Board of Directors has established a general retirement age of 77, where no individual will be nominated for election to the Board of Directors after his or her 77th birthday. The Board of Directors may, at its discretion, waive the age limitation in special circumstances. While Mr. S. Schlecht was 78 at the time he was nominated for election, we amended his employment agreement to extend the term of his agreement for two years and nominated him to stand for election at the 2026 annual meeting.

Any interested party who wishes to communicate directly with the Board of Directors, any of its committees, an independent director or with the independent directors as a group may do so by writing to the Corporate Secretary of the Company at 201 East Front Street, Mount Horeb, Wisconsin 53572 or by calling (608) 424-1544. The Corporate Secretary will forward a summary of all communications to the Board of Directors, that committee, that independent director or the independent directors as a group, as applicable.

Controlled Company

Because Mr. S. Schlecht controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of NASDAQ. Therefore, we are not required to have a majority of our Board of Directors be independent, nor are we required to have a compensation committee or an independent nominating function. While our Board of Directors has determined to have both a compensation committee and nominating and governance committee, Mr. S. Schlecht currently serves as a member of both committees.

Board of Directors Composition

Our amended and restated bylaws provide that the size of our Board of Directors will be determined from time to time by a majority of the then authorized number of directors, but in no case may be less than one director. The Board of Directors currently consists of eight directors, six of whom qualify as independent directors under the rules and regulations of the SEC and the NASDAQ Listing Rules.

Independence of our Board of Directors and Committees

The rules of NASDAQ generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance committees be independent. Although we are a “controlled company” under the corporate governance rules of NASDAQ and, therefore, are not required to comply with certain rules requiring director independence, we have nevertheless opted to have a majority of the members of our Board of Directors be independent.

Accordingly, our Board of Directors has evaluated the independence of its members based upon the rules of the NASDAQ Stock Market and the SEC and the transactions referenced under “Certain Relationships and Related Party Transactions.” Applying these standards, our Board of Directors determined that none of the directors who currently serve or who will stand for election at the 2026 annual meeting, other than Mr. S. Schlecht and Ms. Pugliese, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of those directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Mr. S. Schlecht is not considered independent because Mr. S. Schlecht was previously employed as Chief Executive Officer and Executive Chairman of the Company and is currently employed in the capacity of Senior Advisor. Ms. Pugliese is not considered independent because she serves as our President and Chief Executive Officer. Our Board of Directors also determined that each non-employee director who serves as a member of the Audit, Compensation, and Nominating and Governance Committees satisfies the independence standards for such committee established by the SEC and the NASDAQ Listing Rules, as applicable.

Board of Directors Leadership Structure

The Board of Directors has not adopted a formal policy regarding the separation of the roles of chair of the board and chief executive officer because the Board of Directors believes that it is in our best interests to make that determination from time to time based on the position and direction of our organization and the composition of our Board of Directors. As of the date of this proxy statement, the positions of the chair of the board and the chief executive officer are separated and the individuals serving in those positions remain actively involved in our business. We believe this is appropriate because the Board of Directors includes a number of seasoned independent directors. In concluding that having Mr. S. Schlecht serve as Chairman and Ms. Pugliese serve as Chief Executive Officer represents the appropriate structure for us at this time, our Board of Directors considered the benefits of having the Chairman serve as a bridge between management and our Board of Directors, ensuring that both groups act with a common purpose. Our Board of Directors also considered Mr. S. Schlecht’s knowledge regarding our operations and the industry in which we compete and his ability to promote communication, to synchronize activities between our Board of Directors and our senior management and to provide leadership to the Board of Directors in coordinating our strategic objectives.

Our Board of Directors also recognizes that depending on the circumstances, other leadership models, such as combining the roles of chair of the board and chief executive officer as we have in the past, may again be appropriate. Accordingly, our Board of Directors may periodically review its leadership structure.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation, and Nominating and Governance Committees, each of which is governed in accordance with a written charter. These charters are available on the Company’s website at ir.duluthtrading.com under the “Corporate Governance—Documents & Charters” tab. Members of the Board of Directors serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

The current members of the Audit Committee are Mr. Finch, Ms. Kennedy, Mr. Paschke and Ms. Riley. Mr. Finch, Ms. Kennedy, Mr. Paschke and Ms. Riley satisfy the heightened audit committee independence requirements under the NASDAQ Listing Rules and Rule 10A-3 of the Exchange Act.

Ms. Riley serves as the chair of our Audit Committee and has been designated as our “audit committee financial expert,” as that term is defined under SEC rules implementing Section 407 of the Sarbanes-Oxley Act, and possesses the requisite financial sophistication, as defined under the applicable rules and regulations of NASDAQ. The Audit Committee operates under a written charter.

Under its charter, our Audit Committee is responsible for, among other things:

•	overseeing our accounting and financial reporting processes;

•	selecting, retaining and replacing our independent auditors and evaluating their qualifications, independence and performance;

•	reviewing and approving the scope of the annual audit and audit fees;

•	monitoring the rotation of the partners of our independent auditors on our engagement team as required by law;

•	discussing with management and independent auditors the results of the annual audit and review of quarterly financial statements;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	approving the retention of our independent auditors to perform any proposed permissible non-audit services;

•	overseeing the internal audit function;

•	reviewing cybersecurity and other information technology risks, controls and procedures, including mitigation strategies and planned responses to data breaches;

•	preparing the Audit Committee report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating the performance of the Audit Committee, including compliance with its charter.

The Audit Committee held five meetings during fiscal 2025.

Compensation Committee

The current members of the Compensation Committee are Mr. Robinson, Mr. S. Schlecht and Mr. Williams. Mr. Williams serves as the chair of our Compensation Committee. Mr. Robinson and Mr. Williams are non-employee directors within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, and are independent directors as defined by the NASDAQ Listing Rules.

Under its charter, our Compensation Committee is responsible for, among other things:

•

determining cash compensation and cash compensation plans, including incentive compensation, amounts and terms of stock option or other equity awards, and terms of any agreements concerning employment, compensation or employment termination matters;

•

reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers and evaluating their performance in light of those goals and objectives;

•

monitoring the application of retirement and other fringe benefit plans for our chief executive officer and other executive officers, periodically reviewing succession plans for the chief executive officer and other executive officers and acting on behalf of the Board of Directors with respect to welfare plans and employee retirement;

•	administering the issuance of restricted stock and other awards under our 2024 Equity Incentive Plan and any other equity incentive plans;

•	reviewing succession plans for our key executive officers;

•	establishing, administering and certifying attainment of performance goals as the committee deems appropriate;

•	reviewing and assessing guidelines regarding vice president-level employee and above and outside director stock ownership, and such employees’ and directors’ compliance with such guidelines;

•	reviewing the compensation of the Board of Directors and its committees, and recommending revisions to the Board of Directors;

•	administering the Company’s Employee Stock Purchase Plan;

•	reviewing and assessing periodically the Company’s human capital management strategies and initiatives;

•	periodically reporting to the Board of Directors regarding the committee’s activities; and

•	reviewing and evaluating the performance of the Compensation Committee, including compliance with its charter.

The Compensation Committee may delegate authority with respect to any of its functions to officers of the Company, committees comprised of such persons, or a subcommittee of the Committee, including a subcommittee consisting of at least two members, each of whom qualifies as a “non-employee director” within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act.

The Compensation Committee held five meetings during fiscal 2025.

Generally, our Chief Executive Officer makes recommendations as to the amount or form of compensation for senior management, including any salary adjustments, cash incentive awards or equity-based awards, which are then evaluated and determined by the Compensation Committee. For fiscal 2025, the Compensation Committee approved “executive officer”-related compensation and the Board of Directors ratified the compensation related to each of Ms. Pugliese and Mr. Sato, as President and Chief Executive Officer and to Mr. S. Schlecht as Chairman and Senior Advisor. The Compensation Committee has engaged the services of Meridian Compensation Partners, LLC (“Meridian”) to provide advice from time to time on executive officer and non-employee director compensation and matters related to the Company’s compensation practices. The Compensation Committee has evaluated the independence of Meridian pursuant to SEC and NASDAQ rules and no relationships were identified that would impact Meridian’s independence or present a conflict of interest.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Finch, Mr. Paschke, Mr. S. Schlecht and Mr. Williams. Mr. Finch serves as the chair of our Nominating and Governance Committee. Mr. Finch, Mr. Paschke and Mr. Williams are independent directors as defined by the NASDAQ Listing Rules. Under its charter, our Nominating and Governance Committee is responsible for, among other things:

•	providing recommendations to the Board of Directors to enhance the Board of Directors’ effectiveness;

•	developing and recommending to the Board of Directors corporate governance policies, reevaluating such policies and recommending to the Board of Directors any revisions;

•

except to the extent delegated to another committee of the Board of Directors, overseeing the Company’s initiatives relating to corporate responsibilities as they pertain to the Company’s business and long-term strategy, including initiatives related to the Company’s operations and engagement with associates, customers, suppliers and communities;

•	assessing the Board of Directors’ needs and identifying suitable candidates for consideration as nominees to the Board of Directors;

•	reviewing the qualifications of all candidates proposed for Board of Directors membership, including candidates nominated by shareholders in accordance with our bylaws;

•

recommending annually to the Board of Directors the nominees to stand for election at the annual meeting and recommending nominees to fill vacancies on the Board of Directors as necessary and appropriate;

•	developing and reviewing succession plans for the directors;

•	coordinating the annual self-evaluation of the performance of the Board of Directors and each of its committees;

•	recommending the creation of committees of the Board of Directors and recommending directors to be selected for membership on committees of the Board of Directors;

•	evaluating and recommending to the Board of Directors appropriate levels and terms of the Company’s insurance for officers and directors;

•	periodically reporting to the Board of Directors regarding the committee’s activities; and

•	reviewing and evaluating the performance of the Nominating and Governance Committee, including compliance with its charter.

When reviewing the qualifications of proposed Board of Directors nominees, including candidates nominated by shareholders in accordance with our bylaws, the Nominating and Governance Committee considers whether each candidate would qualify as independent under the applicable NASDAQ Listing Rules, and where appropriate, his or her financial expertise, and any other qualifications the Nominating and Governance Committee deems relevant, which may include, without limitation, experience in different substantive areas such as retail operations, marketing, technology, distribution, and finance.

The Nominating and Governance Committee held four meetings during fiscal 2025.

Board of Directors Oversight of Risk

The Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted in part through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors intends to satisfy this responsibility through full reports by each committee regarding its considerations and actions, regular reports directly from officers responsible for oversight of particular risks within the Company as well as through internal and external audits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Mr. S. Schlecht served as a member of our Compensation Committee during fiscal 2025. For a discussion of relationships requiring disclosure under Item 404 of Regulation S-K, see “Certain Relationships and Related Party Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions, since January 28, 2024, to which we have been a party or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers or directors, or an affiliate or immediate family member thereof, or 5% shareholder of any class of our common stock, had or will have a direct or indirect material interest.

Leasing Arrangements

Effective April 3, 2019, we entered into a lease with Schlecht Retail Ventures LLC, the sole members of which are Mr. and Mrs. S. Schlecht, for our photo studio located at 119 S. 2nd Street, Mt. Horeb, Wisconsin. The lease provides for a base monthly rent of $4,083 with a 2% increase each year. The initial term of the lease was for five years and began on June 1, 2019. We extended the lease term for an additional five years on June 1, 2024. We have the option to extend the term for one additional period of five years thereafter.

We leased a 7,710 square foot building and the surrounding land for our flagship store located at 100 West Main Street, Mt. Horeb, Wisconsin (the “Flagship Lease”), from Schlecht Retail Ventures LLC. The Flagship Lease began February 14, 2010 and was scheduled to expire on February 28, 2025. Effective January 17, 2017, we terminated our Flagship Lease and entered into a new lease for the same 7,710 square foot building, along with the surrounding land located at 100 West Main Street, Mt. Horeb, Wisconsin and an additional 5,416 square foot building in order to expand our square footage of our flagship store at 102 West Main Street, Mt. Horeb, Wisconsin (the “Current Flagship Lease”). The Current Flagship Lease began on February 1, 2017 and expires on January 31, 2027, with multiple options to renew thereafter. The Current Flagship Lease provides for initial monthly rent payments of $12,000 in years one through three, rent payments of $12,600 in years four through seven, and monthly rent payments of $13,104 in years eight through ten.

The aggregate amount of all periodic payments due under the leases described above after our fiscal year ended February 1, 2026 are as follows:

	Total	Less Than 1 Year	1-2 Years	3-5 Years	More than 5 Years
Retail and Office space, 100 and 102 West Main Street, Mt. Horeb, WI	$157,250	$157,250	—	—	—
119 S. 2nd Street, Mt. Horeb, WI	$190,651	$55,918	$115,213	$19,520	—

Total	$347,901	$213,168	$115,213	$19,520	—

Other Transactions

Richard W. Schlecht, the son of Mr. S. Schlecht, receives compensation in his capacity as Senior Vice President of Product Development and Sourcing. Richard W. Schlecht received compensation of $502,458 in fiscal 2024, $554,170 in fiscal 2025 and approximately $327,332 for fiscal 2026 through the filing of this proxy statement.

Since January 28, 2024, there have been no other transactions (other than otherwise noted herein) and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers or directors had or will have a direct or indirect material interest.

Policies and Procedures for Related-Party Transactions

Our Board of Directors adopted a written related party transaction policy regarding transactions with related persons. This policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) promptly disclose to our chief financial officer any “related party transaction” (defined as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The chief financial officer will then promptly communicate that information to our Audit Committee. No related party transaction will be executed without the approval or ratification of our Audit Committee or our Board of Directors. It is our policy that directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest. The policy also contains standing authorizations for certain transactions previously disclosed in the Company’s filings with the SEC.

PROPOSAL TWO: ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, as amended (“Section 14A”), our shareholders are entitled to vote to approve, by an advisory vote, the compensation of our named executive officers, as disclosed in this proxy statement. Accordingly, we are asking shareholders to approve the following nonbinding resolution regarding the compensation of our named executive officers as disclosed in this proxy statement:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

This vote is often referred to as a “say-on-pay” vote. As an advisory vote, the “say-on-pay” vote is not binding on the Company, the Board of Directors, or the Compensation Committee. However, the Board of Directors values the opinions expressed by our shareholders, and the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation policies and practices in response to these results.

For example, the Company held a say-on-pay vote at its 2025 annual meeting of shareholders to approve the compensation of its named executive officers. This shareholder resolution was approved by approximately 98% of the votes cast. The Board of Directors and the Compensation Committee have considered the results of this vote in making determinations regarding the executive compensation policies and practices described in the proxy statement.

Approval of the compensation of the Company’s named executive officers requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The Board of Directors unanimously recommends that you vote FOR approval of the compensation of the Company’s named executive officers as described in this proxy statement, and your proxy will be so voted unless you specify otherwise.

EXECUTIVE COMPENSATION

Overview

This section provides compensation information about the following individuals:

•	Stephanie L. Pugliese, our President and Chief Executive Officer

•	Heena K. Agrawal, our Senior Vice President, Chief Financial Officer

•	David S. Homolka, our Senior Vice President of Talent, Retail Store Operations, Contact Center Operations

•	Samuel M. Sato, our former President and Chief Executive Officer

•	Stephen L. Schlecht, our Chairman of the Board of Directors and Senior Advisor and former Interim Chief Executive Officer

In the discussion below, we refer to this group of executives as the “named executive officers” or “NEOs,” which includes the “executive officers” for whom disclosure is required under the applicable rules of the SEC. The remainder of this section provides a general summary of our compensation policies and practices and discusses the aggregate compensation we paid to our named executive officers in fiscal 2024 and fiscal 2025. As a smaller reporting company, we are not required to provide a “Compensation Discussion and Analysis” under Item 402 of Regulation S-K.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by our named executive officers for service during the last two completed fiscal years:

Name and Principal Positions	Years	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Nonequity Incentive Plan Compensation(2) ($)	All Other Compensation(3)(4) ($)	Total ($)
Stephanie L. Pugliese	2025	605,225	—	3,167,158	847,875	—	4,620,258
President and Chief Executive Officer(5)

Heena K. Agrawal	2025	470,173	—	305,501	406,315	—	1,181,989
Senior Vice President, Chief Financial Officer	2024	442,885	—	470,000		123,792	1,036,677
			—

David S. Homolka	2025	363,384	—	235,875	313,715	—	912,974
Senior Vice President of Talent, Retail Store Operations, Contact Center Operations	2024	362,886	—	181,441	—	—	544,327

Samuel M. Sato	2025	224,213	—	—	—	—	224,213
Former President and Chief Executive Officer(6)	2024	832,000	—	1,664,000	—	—	2,496,000
			—

Stephen L. Schlecht	2025	137,128	—	—	274,313	—	411,441
Chairman of the Board of Directors and Senior Advisor and former Interim Chief Executive Officer(7)	2024	275,000	—	—	—	—	275,000

(1)

The amounts in this column represent the aggregate grant date fair values of restricted stock awards granted in fiscal 2025 and fiscal 2024, computed in accordance with FASB ASC Topic 718 for the applicable fiscal year. The assumptions used to determine these values are described in Note 2 to our Consolidated Financial Statements in our annual report on Form 10-K for the fiscal years ended February 1, 2026 and February 2, 2025. Pursuant to the applicable rules of the SEC, amounts shown exclude the impact of the estimated forfeitures related to service-based vesting conditions.

(2)	The amounts shown represent incentive awards under our Annual Incentive Plan based on our performance during the year indicated, but actually paid in the following year.

(3)

The NEOs participate in certain group life, health and disability insurance plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms, and operation. The NEOs also participate in an executive medical reimbursement plan with a total value of less than $10,000 per NEO and is therefore not disclosed in the Summary Compensation Table.

(4)	The amounts in this column for Ms. Agrawal represent reimbursed moving expenses for her in fiscal 2024.
(5)	Ms. Pugliese became our President and Chief Executive Officer and a member of our Board of Directors, effective May 5, 2025.
(6)	Mr. Sato retired as President and Chief Executive Officer effective April 25, 2025.
(7)	Mr. S. Schlecht currently serves as the Chairman of the Board of Directors and Senior Advisor, and served as our Interim Chief Executive Officer from April 25, 2025 to May 5, 2025.

Retirement of Samuel M. Sato, Interim CEO Appointment, and CEO Appointment

We entered into an employment agreement with Mr. Sato on May 3, 2021, pursuant to which he served as President and Chief Executive Officer, and as a member of our Board of Directors, until his retirement effective on April 25, 2025. Under the employment agreement, we agreed to pay a base salary with an annual opportunity to increase. Mr. Sato was also eligible for participation in the Company’s annual incentive bonus plans and grants of equity compensation offered by the Company to its senior executives from time to time.

Effective April 25, 2025, the Board of Directors appointed Mr. S. Schlecht as Interim Chief Executive Officer of the Company in addition to his role as Senior Advisor to the Company. Mr. S. Schlecht received no additional compensation for serving as Interim Chief Executive Officer, and he served in such capacity until May 5, 2025, when Ms. Pugliese joined the Company as President and Chief Executive Officer.

Employment Agreement with Ms. Pugliese

We entered into an employment agreement with Ms. Pugliese effective May 5, 2025, as amended by the First Amendment to Employment Agreement, effective March 9, 2026, between the Company and Ms. Pugliese (as amended, the “Employment Agreement”), pursuant to which she serves as the President and Chief Executive Officer of the Company. Under the Employment Agreement, we agreed to pay a base salary with an annual opportunity to increase. Ms. Pugliese is also eligible for participation in the Company’s annual incentive bonus plans and grants of equity compensation offered by the Company to its senior executives from time to time. Ms. Pugliese will serve on our Board of Directors for the duration of her time as President and Chief Executive Officer. The Employment Agreement provides that for fiscal 2026 she is entitled to receive an equity grant with a minimum grant date fair value of $2,300,000, vesting ratably on the first, second and third anniversaries of the grant date, subject to her continuous employment on the respective vesting dates and such other terms and conditions as the Board of Directors and/or its Compensation Committee approve.

Ms. Pugliese and/or her family are entitled to participate in all applicable qualified and nonqualified retirement plans, and all applicable welfare benefit plans to the same extent as our other senior executives. Ms. Pugliese is also entitled to 200 hours of “paid time off” (i.e., sick days, personal days and vacation days) per calendar year (pro-rated for partial years). Ms. Pugliese will also be reimbursed for reasonable out-of-pocket expenses incurred in the course of performing her duties for the Company in accordance with the Company’s reimbursement policies for senior executives as in effect from time to time.

Ms. Pugliese’s employment will be terminated under the following circumstances: (i) immediately upon her death or determination of “disability;” (ii) immediately for “cause” subject to the Company giving her written notice stating the basis of such termination; (iii) upon her voluntary termination other than with “good reason,” with 45 days prior notice, or at such other earlier time as may be mutually agreed by the Company and her; (iv) immediately by the Company without “cause” upon the Company providing notice to her; and (v) her termination for “good reason” at which time her employment and all the Company’s obligations under the Employment Agreement will terminate except as specifically provided.

If Ms. Pugliese is terminated due to death or “disability,” she will have the right to receive: (a) any unpaid base salary with respect to the period prior to the effective date of termination, (b) payment of any accrued but unused paid time off, (c) all vested benefits to which she is entitled under applicable benefit plans, (d) reimbursement of expenses in accordance with the Company’s reimbursement policies (clauses (a)-(d) collectively, the “Accrued Obligations”), and (e) provided that she, or a representative of her estate, executes and delivers to us an irrevocable release of all employment-related claims against the Company, a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year, payable in a lump sum. If Ms. Pugliese is terminated for “cause” or voluntarily terminates her employment other than with “good reason,” she will have no further rights against us, except for the right to receive the Accrued Obligations. If her employment is terminated without “cause” or she resigns with “good reason” and such termination does not occur within the period that begins 30 days prior to a “change in control” and ends two years following a “change in control”, then Ms. Pugliese will have no further rights against the company except to receive the Accrued Obligations and “severance payments,” but only for so long as she complies with certain confidentiality, non-competition and non-solicitation restrictions for a specified period of time after employment. “Severance payments” means twelve months of base salary continuation for Ms. Pugliese and a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year. To the extent it does not result in a tax or penalty on the Company, “severance payments” also means reimbursement for the portion of the premiums paid by Ms. Pugliese to obtain COBRA continuation health coverage that equals the Company’s subsidy for health coverage for active employees (including family coverage, if applicable) for twelve (12) months, following the termination of her employment. Additionally, Ms. Pugliese’s annual incentive bonus and the treatment of her equity awards will be governed by the terms of the applicable plans or grant agreements. If Ms. Pugliese is terminated “without cause” or for “good reason” during a “change in control period”, then Ms. Pugliese will have no further rights against the Company except to receive the Accrued Obligations and “change in control severance payments”, which includes (A) a lump-sum payment of two and one-half times the sum of (x) twelve (12) months of base salary and (y) annual target bonus for the fiscal year in which termination occurs, and (B) COBRA continuation payments for eighteen (18) months following the date employment terminates.

Under the Employment Agreement, we may compute whether there would be any “excess parachute payments” payable to Ms. Pugliese within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), payable to her under her Employment Agreement or any other plan, agreement or otherwise. If there would be any excess parachute payments, we, based on the advice of our legal or tax counsel, will compute the net after-tax proceeds related to such parachute payments, taking into account the excise tax imposed by Section 4999 of the Code, as if (i) such parachute payments were reduced, but not below zero, such that the total parachute payments payable to Ms. Pugliese would not exceed three times the “base amount” as defined in Section 280G of the Code, less one dollar; or (ii) the full amount of such parachute payments were not reduced. If reducing the amount of such parachute payments otherwise payable would result in a greater after-tax amount to Ms. Pugliese such reduced amount will be paid to her and the remainder will be forfeited. If not reducing such parachute payments otherwise payable would result in a greater after-tax amount to her, then such parachute payments will not be reduced.

The Employment Agreement includes certain confidentiality, non-competition and non-solicitation restrictions during the term of employment and for a specified period of time thereafter.

Inducement Stock Award Agreement and Inducement Restricted Stock Award Agreement for Ms. Pugliese

In connection with Ms. Pugliese’s hiring as our President and Chief Executive Officer, the Company granted an aggregate of 1,759,532 shares of Class B common stock to Ms. Pugliese pursuant to the terms of the Inducement Stock Award Agreement and the Inducement Restricted Stock Award Agreement, entered between the Company and Ms. Pugliese on May 5, 2025.

The Company granted 586,511 shares pursuant to the Inducement Stock Award Agreement to Ms. Pugliese on May 5, 2025 subject to repayment in connection with certain termination of employment. If Ms. Pugliese terminates her employment without good reason or is terminated by the Company for cause prior to May 5, 2026, she will be required to reimburse the Company for a pro rata portion of the 586,511 shares granted to Ms. Pugliese under such agreement.

In connection with the 1,173,021 shares of restricted stock granted to Ms. Pugliese pursuant to the Inducement Restricted Stock Award Agreement, (i) 33% of such shares will vest on May 5, 2026, (ii) 33% of such shares will vest on May 5, 2027, and (iii) the remaining 34% of the shares will vest May 5, 2028. If Ms. Pugliese’s employment with the Company is terminated (i) due to her death, (ii) due to her disability, (iii) without cause, or (iv) by Ms. Pugliese for good reason, then all unvested stock will vest immediately. If her employment with the Company is terminated for any other reason, all unvested stock will be forfeited and revert to the Company.

The stock awards were granted outside the terms of the Company’s 2024 Equity Incentive Plan and were approved by the Company’s Board of Directors, Compensation Committee, and the Subcommittee of the Compensation Committee of the Board of Directors, consisting of the independent directors of the Compensation Committee, in reliance on the employment inducement exemption under NASDAQ Listing Rule 5635(c)(4).

Employment Agreement with Mr. S. Schlecht

We entered into an employment agreement with Mr. S. Schlecht on August 5, 2015, which was further amended and restated on May 27, 2021 and subsequently amended on February 26, 2025 and on June 9, 2025 (as amended, the “Schlecht Employment Agreement”). From April 25, 2025 to May 5, 2025, Mr. S. Schlecht also served as our Interim Chief Executive Officer. In accordance with the Schlecht Employment Agreement, Mr. S. Schlecht is eligible for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time. Mr. S. Schlecht will serve on our Board of Directors for the duration of his term as Senior Advisor.

Pursuant to the amendment on June 9, 2025, the Company and Mr. S. Schlecht agreed to reduce Mr. S. Schlecht’s salary from $275,000 to $50,000 from June 9, 2025 through February 1, 2026. Such reduction in base salary does not constitute “Good Reason” under the Schlecht Employment Agreement. On February 2, 2026, Mr. S. Schlecht’s base salary under the Schlecht Employment Agreement automatically increased from $50,000 to $275,000. Furthermore, the Schlecht Employment Agreement provides that for purposes of determining Mr. S. Schlecht’s participation in the bonus plan for fiscal year 2025, the amount of his bonus amount would be calculated using a base salary of $275,000.

On March 9, 2026, the Company and Mr. S. Schlecht entered into the Fourth Amendment to the Schlecht Employment Agreement, effective March 16, 2026 (the “Fourth Amendment”). The Fourth Amendment extends the term of the Schlecht Employment Agreement through the annual meeting of shareholders in 2028. In addition, the Fourth Amendment reduces Mr. S. Schlecht’s annual base salary from $275,000 to $100,000, and provides that his existing bonus target of 50% of his base salary and maximum bonus of 75% of his base salary under the Company’s annual incentive bonus plans is applicable for fiscal years 2026 through 2028, with a prorated bonus for fiscal year 2028.

Offer Letters

Ms. Agrawal and Mr. Homolka are not party to an employment agreement with us but received compensation in accordance with their offer letters with the Company, which describe the elements of their compensation, including base salary, short- and long-term incentive opportunities and eligibility to participate in the Company’s healthcare and other benefit plans. Each element of compensation for these NEOs is subject to review and approval by the Compensation Committee.

Inducement Restricted Stock Award Agreement for Ms. Agrawal

Ms. Agrawal and the Company entered into an Inducement Restricted Stock Award Agreement on February 12, 2024, whereby the Company granted 94,000 shares of restricted stock with a grant date of February 12, 2024, as a material inducement to Ms. Agrawal’s hiring. The restricted stock vest in two tranches—one half on February 12, 2024, her first day of employment (the “First Tranche Shares”), and one half on the third anniversary of the first day of her employment (the “Second Tranche Shares”). The First Tranche Shares are subject to repayment by Ms. Agrawal if Ms. Agrawal voluntarily terminates her employment or is terminated for cause as follows: (i) prior to the 12-month anniversary of the grant date, 100% of the First Tranche Shares will be forfeited; (ii) on or after the 12-month anniversary of the grant date and before the 24-month anniversary of the grant date, 75% of the First Tranche Shares will be forfeited; and (iii) on or after the 24-month anniversary of the grant date and prior to the 36-month anniversary of the grant date, 50% of the First Tranche Shares will be forfeited. The Second Tranche Shares are subject to Ms. Agrawal’s continued employment on the third anniversary of her first day of employment.

The restricted stock was granted outside the terms of the Company’s 2015 Equity Incentive Plan and was approved by the Company’s Board of Directors, Compensation Committee, and the Subcommittee of the Compensation Committee of the Board of Directors, consisting of the independent directors of the Compensation Committee, in reliance on the employment inducement exemption under NASDAQ Listing Rule 5635(c)(4).

Bonus Payouts and Annual Incentive Plan

We remain committed to setting our goals to align with delivering strong financial performance.

Fiscal 2024 Bonus:

For fiscal 2024, and under our Annual Incentive Plan, the target award for Mr. Sato was 100% of his base salary, and the target award for Ms. Agrawal was 65% of her base salary. Adjusted EBITDA was the performance measure for Mr. Sato and Ms. Agrawal, which accounted for 100% of their annual incentive opportunity. The Adjusted EBITDA threshold outcomes for fiscal 2024 were not achieved. Accordingly, we did not pay an annual incentive payout to our NEOs in fiscal 2024.

Fiscal 2025 Bonus:

For fiscal 2025, and under our Annual Incentive Plan, the target awards for Mr. Sato and Ms. Pugliese were 100% of their base salaries, the target award for Mr. S. Schlecht was 75% of his base salary, and the target awards for Ms. Agrawal and Mr. Homolka were 65% of their base salaries. The performance measure for fiscal 2025 was Adjusted EBITDA, which accounted for 100% of NEOs’ annual incentive opportunity. The Adjusted EBITDA outcome for fiscal 2025 was achieved. The applicable fiscal 2025 bonus payouts are reflected in the “Nonequity Incentive Plan Compensation” column in the Summary Compensation Table on page 17.

Annual Incentive Plan

We adopted the Annual Incentive Plan of Duluth Holdings Inc., which became effective February 1, 2016 and was approved by our shareholders in advance of our IPO. The Compensation Committee approved amendments to the Annual Incentive Plan on February 21, 2018 to reflect the Tax and Jobs Act of 2017’s repeal of the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended, and on February 20, 2024 to provide the Company with additional flexibility to make awards requiring employment beyond the end of the applicable fiscal year. The following is a description of the material features and provisions of our Annual Incentive Plan.

Objectives. Our Annual Incentive Plan permits us to establish a correlation between compensation and the financial performance of our Company by providing annual cash compensation to participants based on the achievement of specified performance goals.

Administration and Eligibility. The Annual Incentive Plan is administered by our Compensation Committee. The Compensation Committee has full power and authority to select the participants to whom awards will be granted and to determine the specific terms and conditions of each award, subject to the provisions of the Annual Incentive Plan.

Awards. The Annual Incentive Plan provides for the grant of incentive awards, which entitle the participant to receive a cash award upon the attainment of specified performance goals for a given fiscal year. The Compensation Committee may specify one or more performance goals applicable to a participant for a given fiscal year. The Compensation Committee will establish a threshold, target, and maximum level of achievement for the specified performance goal(s) applicable to a participant’s incentive award that will yield a corresponding threshold, target, or maximum award opportunity payable in cash. Unless otherwise determined by the Compensation Committee at the time the award opportunities are established, achievement of a performance goal between the various levels of achievement for the specified performance goal(s) will result in a payout that is linearly interpolated between the threshold and target opportunities and between the target and maximum opportunities.

The performance goals will be any one or more of the following performance criteria (the “Performance Goals”), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award: net income; revenue; earnings per share; return on investment; return on invested capital; return on equity; return on assets or net assets; shareholder returns (either including or excluding dividends) over a specified period of time; financial return ratios; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); amount of expense; economic profit; gross profit; gross profit margin percentage; operating profit; operating profit margin percentage; amount of indebtedness; debt ratios; earnings before bonus, interest, taxes, depreciation, amortization or stock based compensation (or any combination thereof); share value; return on capital employed; return on average capital employed; strategic business criteria, consisting of one or more objectives based on achieving specified revenue, market penetration, or geographic business expansion goals, or cost targets, or goals relating to acquisitions or divestitures, or any combination of the foregoing; customer satisfaction; productivity ratios; new product invention or innovation; attainment of research and development milestones; or such other subjective or objective performance measures, including individual goals deemed appropriate by the Compensation Committee.

The Compensation Committee may specify any reasonable definition of the above criteria at the time it sets the goals for an award.

Even if the Performance Goals applicable to a participant have been met, (i) no Incentive Award to such participant with respect to a performance year shall exceed $5,000,000, and (ii) the Compensation Committee expressly reserves, in its discretion, the right to adjust any Incentive Award otherwise determined under the Annual Incentive Plan to reflect any extraordinary items or such other factors as it may deem relevant if it determines it is in the best interests of the Company to do so.

Participants. Except as otherwise set forth in a written agreement between us and a participant or as determined by the Compensation Committee, a participant shall receive no incentive award for a year if the participant’s employment with the company terminates prior to the last day of the fiscal year for which an award is applicable for any reason.

Executive Officer Compensation Recovery Policy

The Company maintains an executive officer compensation recovery policy. Pursuant to this policy, the Company shall recover from its executive officers erroneously awarded compensation that was based on an accounting restatement. The Compensation Committee administers the policy and must determine promptly (in no event later than 90 days after the restatement date) the amount of any erroneously awarded compensation that each executive officer received during the clawback period and provide written notice of the amount to such executive officer demanding repayment.

Stock Ownership Policy

The Company maintains stock ownership guidelines requiring officers and directors to own and hold shares of Class B common stock of the Company to further align their interests with the long-term interests of shareholders. Officers and directors must own shares of Class B common stock of the Company with an aggregate value equal to or greater than the applicable amount in the following schedule:

• Chair	3x cash base salary

• Chief Executive Officer	4x cash base salary

• Non-Employee Directors	3x annual cash retainer

• Vice Presidents and Senior Vice Presidents	1x cash base salary

Shares of Class B common stock held by an officer or director in any of the following forms count toward a participant’s satisfaction of the applicable minimum ownership requirements: (i) shares owned directly, (ii) shares owned indirectly (e.g., by immediate family members or in a trust), and (iii) time-vested restricted stock.

Officers and directors have five years to meet the applicable ownership requirement, measured from the later of the adoption of the policy or the date such participant is first appointed as a vice president, senior vice president or director. Participants promoted to higher-level positions with an increased stock ownership requirement have five years from the date of promotion to meet the applicable ownership requirement.

Any participant who has not met the applicable minimum ownership requirement is required to retain fifty percent of the net after-tax shares received by a participant upon exercise or vesting of awards received under the Company’s equity incentive plan. Compliance is reviewed annually by the Compensation Committee. All officers and directors subject to the guidelines currently comply with the Company’s stock ownership guidelines.

Outstanding Equity Awards at Fiscal Year End 2025 Table

The following table sets forth information regarding outstanding equity awards held by each of our named executive officers as of February 1, 2026:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(1) ($)
Stephanie L. Pugliese	1,173,021	(2)	2,826,981
Heena K. Agrawal	47,000	(3)	113,270
	138,864	(4)	334,662
David S. Homolka	3,516	(5)	8,474
	18,356	(6)	44,238
	13,766	(7)	33,176
	27,547	(8)	66,388
	107,216	(4)	258,391

Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(1) ($)
Samuel M. Sato	—	—
Stephen S. Schlecht	—	—

(1)	Value based on the closing price of $2.41 on January 30, 2026.
(2)	Restricted stock scheduled to vest in three equal installments, which installments are scheduled to vest on May 5, 2026, May 5, 2027 and May 5, 2028.
(3)	Restricted stock scheduled to vest on February 12, 2027.
(4)

Restricted stock scheduled to vest in three equal installments. The first installment vested on March 17, 2026 and the remaining installments are scheduled to vest on March 17, 2027, and March 17, 2028.

(5)	Restricted stock vested on April 4, 2026.
(6)	Restricted stock vested on March 13, 2026.
(7)

Restricted stock scheduled to vest in four equal installments. The first installment vested on March 13, 2024, the second installment vested on March 13, 2025, the third installment vested on March 13, 2026 and the remaining installment is scheduled to vest on March 13, 2027.

(8)

Restricted stock scheduled to vest in four equal installments. The first installment vested on April 8, 2025, the second installment vested on April 8, 2026 and the remaining installments are scheduled to vest on April 8, 2027 and April 8, 2028.

2024 Equity Incentive Plan

We adopted the 2024 Equity Incentive Plan of Duluth Holdings Inc., which was effective following approval by our shareholders on May 23, 2024 (the “2024 Plan”).

Objectives: Our 2024 Plan permits us to provide compensation alternatives such as stock options, shares, restricted stock awards, restricted stock unit awards, and performance share awards, using or based on our Class B common stock.

Administration: The 2024 Plan is administered by the Compensation Committee, subject to other provisions within the 2024 Plan. Subject to any express limitations set forth in the 2024 Plan, the Compensation Committee has full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the 2024 Plan.

Shares Subject to the 2024 Plan: As of February 1, 2026, there were a total of 4,042,933 shares of Class B common stock authorized for issuance under the 2024 Plan. In determining the number of shares available for grant under the 2024 Plan at any time, the following rules shall apply:

•

Any shares subject to an award granted under the 2024 Plan that on or after the effective date terminates by expiration, forfeiture, cancellation, or otherwise without the issuance of the shares, is settled in cash in lieu of shares, or is exchanged with the Compensation Committee’s permission, prior to the issuance of shares, for an award not involving shares shall become available again for grant under the 2024 Plan.

•

Any shares that are withheld by the Company or tendered by a participant (by either actual delivery or attestation) on or after the effective date (i) to pay the exercise price of an option granted under the 2024 Plan or (ii) to satisfy tax withholding obligations associated with an award granted under the 2024 Plan, shall become available again for grant under the 2024 Plan.

Awards: The 2024 Plan permits us to provide compensation alternatives such as stock options, shares, restricted stock awards, restricted stock unit awards, and performance share awards, using or based on our Class B common stock.

•	Stock options awarded under the 2024 Plan may not have an exercise price that is less than the fair market value of the Class B common stock on the date of the option grant. The term of each option granted under the 2024 Plan will not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised (provided that in no event may it exceed ten years from the date of grant) and, subject to the provisions of the 2024 Plan, the period of time, if any, after a participant’s death, disability or termination of employment during which options may be exercised.

•	Shares are shares of our Class B common stock.

•

Restricted stock awards are shares of our Class B common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee may impose whatever vesting conditions it determines to be appropriate. Restricted stock that does not vest is subject to forfeiture.

•

Restricted stock unit awards are units entitling the recipient to receive shares of Class B common stock upon the lapse of vesting conditions, and subject to such restrictions and other conditions, as the Compensation Committee shall determine.

•

Performance share units entitle the recipient to receive shares of Class B common stock upon the attainment of specified performance goals, and subject to such restrictions and conditions, as the Compensation Committee shall determine.

Eligibility: Individuals eligible to participate in the 2024 Plan shall be limited to employees, non-employee directors and third-party service providers of the Company.

Participation: Subject to provisions of the 2024 Plan, the Compensation Committee may, from time to time, select from all individuals eligible to participate in the 2024 Plan, those individuals to whom awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each award. In accordance with the terms of his Employment Agreement, as amended, Mr. S. Schlecht is not eligible for grants of equity compensation under the 2024 Plan.

Effective Date and Duration: The 2024 Plan became effective as of May 23, 2024, and will remain in effect for ten years from the effective date unless terminated sooner. At any time, the Board of Directors may terminate the 2024 Plan. However, any termination will not affect outstanding awards.

Transferability: Non-vested stock granted under an award may not be transferred until the restrictions on such stock as set forth in the applicable award agreement have expired.

Amendments: The Board of Directors at any time, and from time to time, may amend or terminate the 2024 Plan. However, no amendment will be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any applicable law, regulation or exchange requirement.

Forfeiture and Recoupment Events: The Compensation Committee may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable treatment of an award. Awards and any compensation directly attributable to awards shall be subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board of Directors or the Compensation Committee at any time, including in accordance with the Company’s Executive Officer Compensation Recovery Policy, or as otherwise required by law and any award agreement may be unilaterally amended by the Compensation Committee to comply with any such compensation recovery policy.

Executive Change in Control Severance Plan and Executive General Severance Plan

The Compensation Committee adopted and approved the Duluth Holdings Inc. Executive Change in Control Severance Plan (the “Change in Control Severance Plan”) and the Duluth Holdings Inc. Executive General

Severance Plan (the “General Severance Plan”, and together with the Change in Control Severance Plan, the “Severance Plans”). Ms. Agrawal and Mr. Homolka, in addition to other executive officers, are participants in the Severance Plans. Ms. Pugliese, Mr. Sato and Mr. S. Schlecht were not designated as a participant in the Severance Plans, and Ms. Pugliese and Mr. Sato are entitled to severance benefits under their respective employment agreements. Participants in our Severance Plans are not entitled to receive a duplication of severance benefits. In the event that a participant is a participant in the Company’s General Severance Plan at the time of a qualifying termination under the Change in Control Severance Plan, no benefits shall be payable to such participant under the Company’s General Severance Plan and such participant will only be eligible for the severance benefits payable under the Change in Control Severance Plan.

Executive General Severance Plan:

The General Severance Plan provides severance benefits to those individuals selected as participants by the Compensation Committee of the Board of Directors.

If a participant incurs a qualifying termination, then the participant would be entitled to receive severance benefits. A participant would not be entitled to receive severance benefits if the participant’s employment with the Company ends for reasons other than a qualifying termination. A qualifying termination means a termination of employment from the Company and its affiliates that occurs under the following circumstances: (1) an involuntary termination of a participant’s employment by the Company for reasons other than cause or death pursuant to a notice of termination delivered to the participant by the Company no later than thirty days prior to the participant’s termination of employment, or (2) a voluntary termination by participant for good reason pursuant to a notice of termination delivered to the Company by participant in accordance with the General Severance Plan.

In the event a participant becomes entitled to receive severance benefits, the Company shall provide the participant with the following:

•

Accrued Obligations. A lump-sum amount paid in accordance with applicable law that includes earned but unpaid base salary, unreimbursed business expenses, and all other vested benefits to which the participant is entitled under any applicable benefit plan as of the effective date of termination.

•

Cash Severance. A lump-sum amount equal to the product of (i) the participant’s severance multiple and (ii) the participant’s base salary, paid to the participant following the effectiveness of the release agreement, but in no event later than the sixtieth day following the effective date of termination. The cash severance multiple for each of Ms. Agrawal and Mr. Homolka is 0.75.

•

Pro Rata Actual Bonus. A lump sum amount paid to the participant in an amount equal to the annual incentive the participant would have earned under the Company’s annual incentive plan if the participant had remained employed through the end of the then outstanding bonus plan year, adjusted on a pro rata basis based on the number of days the participant was actually employed during the bonus plan year in which the participant incurs a qualifying termination, paid to the participant at the same time as bonuses are paid to members of senior management of the Company.

•

Continuation of Health Care Benefits. To the extent it does not result in a tax or penalty on the Company, reimbursement for that portion of the premiums paid by the participant to obtain COBRA continuation health coverage that equals the Company’s subsidy for health coverage for active employees with family coverage (if applicable) grossed up so that the participant will be made whole for such premiums on an after-tax basis for a period of nine months following the effective date of termination (provided that the participant has not obtained health coverage from any other source and is not eligible to receive health coverage from any other employer, in which event the participant shall promptly notify the Company of the alternative health coverage and shall no longer be entitled to reimbursement).

The treatment of any awards under the Company’s equity incentive plans that may be outstanding on the participant’s effective date of termination shall be determined under the applicable equity incentive plan under which the award was granted and the related award agreement.

As a condition to participating, a participant must sign a restrictive covenant agreement prior to receiving any severance benefits. If a participant breaches any of the covenants, the Committee may, in its sole discretion, determine that the participant (i) shall forfeit any unpaid portion of the payments or benefits provided and/or (ii) shall repay to the Company any amounts previously paid to the participant pursuant to the General Severance Agreement.

Executive Change in Control Severance Plan:

The Change in Control Severance Plan provides severance benefits to those individuals selected as participants by the Compensation Committee of the Board of Directors.

If a participant incurs a qualifying termination, then the participant would be entitled to receive severance benefits. A participant would not be entitled to receive severance benefits if the participant’s employment with the Company ends for reasons other than a qualifying termination. A qualifying termination means a termination of employment from the Company and its affiliates under the following circumstances: (1) an involuntary termination of a participant’s employment by the Company for reasons other than cause or death pursuant to a notice of termination delivered to the participant by the Company within six months prior to or upon or within 24 months after a change in control, or (2) a voluntary termination by a participant for good reason pursuant to a notice of termination delivered to the Company by the participant within six months prior to or upon or within 24 months after a change in control.

In the event a participant becomes entitled to receive severance benefits, the Company shall provide the participant with the following:

•

Accrued Obligations. A lump-sum amount paid in accordance with applicable law that includes earned but unpaid base salary, unreimbursed business expenses, and all other vested benefits to which the participant is entitled under any applicable benefit plan as of the effective date of termination.

•

Cash Severance. A lump-sum amount equal to the product of (i) the participant’s severance multiple and (ii) the sum of the following: (A) the participant’s base salary and (B) the participant’s target annual bonus in the year of termination (or, if greater, participant’s target annual bonus in the year of the change in control), paid to the participant following the effectiveness of the release agreement, but in no event later than the sixtieth day following the effective date of termination. The cash severance multiple for each of Ms. Agrawal and Mr. Homolka is 2.0.

•

Pro Rata Target Bonus. A lump-sum amount equal to the participant’s target annual bonus, adjusted on a pro rata basis based on the number of days participant was actually employed during the bonus plan year in which the participant incurs a qualifying termination, paid to the participant following the effectiveness of the release agreement, but in no event later than the sixtieth day following the effective date of termination.

•

Continuation of Health Care Benefits. To the extent it does not result in a tax or penalty on the Company, reimbursement for that portion of the premiums paid by participant to obtain COBRA continuation health coverage that equals the Company’s subsidy for health coverage for active employees with family coverage (if applicable) grossed up so that the participant will be made whole for such premiums on an after-tax basis for a period of eighteen months following the date of employment termination.

•

Outplacement Services. A participant shall be entitled to outplacement services until the first to occur (i) the twelve month anniversary of the participant’s effective date of termination or (ii) the date the participant accepts an offer of new employment, subject to a maximum reimbursed amount of $30,000.

Similar to the General Severance Plan, a participant must sign a restrictive covenant agreement prior to receiving any severance benefits, and the treatment of any awards under the Company’s equity incentive plans that may be outstanding on the participant’s effective date of termination shall be determined under the applicable equity incentive plan under which the award was granted and the related award agreement.

Insider Trading Policy
We have adopted an insider trading policy, titled Statement of Policy on Securities Trading, governing the purchase, sale, and/or other disposition of our securities by us and our directors, officers, and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Statement on Policy on Securities Trading was filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the fiscal year ended February 1, 2026.
Restriction on Hedging and Pledging
In accordance with the Statement of Policy on Securities Trading, the Company’s employees, executives and directors are prohibited from entering into transactions designed to result in a financial benefit if our stock price declines, or any hedging transaction involving our securities, including the use of financial derivatives such as puts and calls, short sales, and similar transactions.
Policies and Practices Related to the Grant of Certain Equity Awards
We have never granted, and have no plans to grant, option awards in anticipation of the release of material nonpublic information, and it is our policy and practice to not time the release of material nonpublic information based on option award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of such awards. Although we do not have a formal policy with respect to the timing of our equity award grants, our Compensation Committee has historically granted such awards on a predetermined annual schedule. We also periodically grant off-cycle
equity awards in connection with specific circumstances such as new hires.
During the fiscal year ended February 1, 2026, none of our NEOs were awarded stock options with an effective grant date during any period beginning four business days before the filing or furnishing of a Form
10-Q,
Form
10-K,
or Form
8-K
that disclosed material nonpublic information and ending one business day after the filing or furnishing of such reports, and we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Table of Contents
Pay Versus Performance
The following table sets forth the compensation for our principal executive officers (“PEOs”) and the average compensation for our other named executive officers
(“Non-PEO
NEOs”), both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for each of fiscal years 2025, 2024 and 2023. The table also provides information on our cumulative total shareholder return (“TSR”) and Net (Loss) Income over such years in accordance with SEC rules.

Year (1)	Summary Compensation Table Total for PEO (Pugliese)	Compensation Actually Paid to PEO (Pugliese) (2)	Summary Compensation Table Total for PEO (S. Schlecht)	Compensation Actually Paid to PEO (S. Schlecht) (2)	Summary Compensation Table Total for PEO (Sato)	Compensation Actually Paid to PEO (Sato) (2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based On TSR	Net (Loss) Income
2025	$4,620,258	$5,370,991	$411,441	$411,441	$224,213	($1,509,739)	$1,047,482	$1,031,586	$36	($16,388,000)
2024	N/A	N/A	N/A	N/A	$2,496,000	$894,095	$881,336	$808,373	$44	($43,671,000)
2023	N/A	N/A	N/A	N/A	$3,328,002	$2,269,866	$930,391	$524,432	$73	($9,923,000)

(1)	PEOs and Non-PEO NEOs included in the above compensation columns reflect the following:

Year	PEOs	Non-PEO NEOs
2025	Ms. Pugliese and Messrs. Sato and S. Schlecht. Ms. Pugliese became our President and Chief Executive Officer effective May 5, 2025. Mr. S. Schlecht served as our Interim Chief Executive Officer from April 25, 2025 to May 5, 2025. Mr. Sato retired as President and Chief Executive Officer effective April 25, 2025.	Ms. Agrawal and Mr. Homolka.

2024	Mr. Sato	Ms. Agrawal and Mr. Getson

2023	Mr. Sato	Messrs. David Homolka, AJ Sutera and David Loretta. Mr. Loretta resigned as Senior Vice President and Chief Financial Officer effective September 15, 2023.

(2)
Compensation “actually paid” for our PEOs and average compensation “actually paid” for our
Non-PEO
NEOs in each of fiscal 2025, fiscal 2024 and fiscal 2023 reflect the respective summary compensation table amounts set forth in the above table, adjusted as set forth in the below table, as determined in accordance with SEC rules.

Adjustments to Determine Compensation “Actually Paid” for PEO and Non-PEO NEOs
	PEOs					Non-PEO NEOs
	2025			2024	2023	2025	2024	2023
	Stephanie L. Pugliese	Stephen L. Schlecht	Samuel M. Sato	Samuel M. Sato
Total Compensation as reported in Summary Compensation Table	$4,620,258	$411,441	$224,213	$2,496,000	$3,328,002	$1,047,482	$881,336	$930,391
Subtract for grant date fair value of equity awards	($3,114,372)	—	—	($1,664,000)	($2,496,002)	($270,688)	($459,999)	($587,345)
Add fair value of equity awards granted during current year-end that are outstanding and unvested as of year-end	$2,826,981	—	—	$983,579	$1,855,904	$296,526	$269,536	$493,371

Table of Contents

Adjustments to Determine Compensation “Actually Paid” for PEO and Non-PEO NEOs
	PEOs					Non-PEO NEOs
	2025			2024	2023	2025	2024	2023
	Stephanie L. Pugliese	Stephen L. Schlecht	Samuel M. Sato	Samuel M. Sato
Add/subtract for change in fair value of awards granted in prior year-end and outstanding and unvested as of current year-end	—	—	—	($814,047)	($418,038)	($28,097)	—	($34,209)
Add fair value as of vesting date for awards granted and vested in the same year-end	$1,038,124	—	—	—	—	—	$117,500	—
Add/subtract for change in fair value of awards granted in prior year-end from vesting date to prior period year-end	—	—	($164,788)	($107,436)	—	($16,637)	—	($2,063)
Subtract fair value at prior year-end for awards granted in prior years that fail to meet applicable vesting conditions	—	—	($1,569,164)	—	—	—	—	($275,713)
Compensation actually paid to PEOs / Non-PEO NEOs	$5,370,991	$411,441	($1,509,739)	$894,095	$2,269,866	$1,031,586	$808,373	$524,432
The Relationship Between Compensation Actually Paid, Net (Loss) Income and Total Shareholder Return
In fiscal 2023, the compensation actually paid to Mr. Sato was $2,269,866. In fiscal 2024, the compensation actually paid to Mr. Sato was $894,095 with the decrease from 2023 based, in part, on Mr. Sato’s stock grants losing value in fiscal 2024 compared to fiscal 2023. In fiscal 2025, the compensation actually paid to Ms. Pugliese, S. Schlecht and Mr. Sato was $5,370,991, $411,441 and ($1,509,739), respectively. The decrease for Mr. Sato from fiscal 2024 to fiscal 2025 was based, in part, because certain awards of restricted stock did not vest in light of his retirement. For our
Non-PEO
NEOs, the average compensation actually paid was $524,432 in fiscal 2023, $808,373 in fiscal 2024 and $1,031,586 in fiscal 2025. Below is a discussion regarding the relationship between compensation actually paid to our PEOs and the average actual compensation paid to our
Non-PEO
NEOs in fiscal 2023 compared to fiscal 2024 and fiscal 2024
compared
to fiscal 2025, with Net (Loss) Income and Total Shareholder Return for the same years.
Total Shareholder Return:
The value of an initial fixed $100 investment based on total shareholder return for 2023 was $73, in fiscal 2024, it was $44 and in fiscal 2025, it was $36. Our total shareholder return decreased from 2023 to 2025, while the compensation actually paid to our PEO decreased from 2023 to 2024 and then increased from 2024 to 2025, and the average compensation actually paid to our
Non-PEO
NEOs increased from 2023 to 2025.
Net Loss:
 In fiscal 2023, our net loss was ($9,923,000), in fiscal 2024, our net loss was ($43,671,000) and in fiscal 2025, our net loss was ($16,388,000). Our net loss increased from 2023 to 2024 and decreased from 2024 to 2025, while the compensation actually paid to our PEOs decreased as our net loss increased and increased as our net loss decreased and the average compensation actually paid to our
Non-PEO
NEOs increased from 2023 to 2025.

DIRECTOR COMPENSATION

Under our current outside director compensation policy, our non-employee directors receive a $50,000 annual cash retainer. For service on the Audit Committee, a non-employee director receives an additional $10,000 annual cash retainer. For service on the Compensation Committee and Nominating and Governance Committee, a non-employee director receives an additional $7,000 annual cash retainer. In lieu of the annual cash retainer for committee participation, each non-employee director serving as a chair of a board committee receives the following annual cash retainer: $20,000 for Audit Committee chair; $15,000 for Compensation Committee chair; and $12,000 for Nominating and Governance Committee chair. Each non-employee director also receives an annual restricted stock grant of $80,000 of Class B common stock under the 2024 Equity Incentive Plan based on the fair market value of the Class B common stock on the date of grant, which vests on the first anniversary of the date of grant.

At least ten days before the start of the fiscal year, each non-employee director may elect to receive unrestricted Class B common stock in lieu of their annual cash retainers for the fiscal year. A non-employee director’s election to receive stock in lieu of cash may cover 25%, 50%, 75% or 100% of their annual cash retainers for the fiscal year. Grants are expected to be made in May of each year. Prorated grants will be made for partial years of service. All of our directors are reimbursed for reasonable travel and other expenses incurred in connection with attending board and committee meetings.

The following table sets forth information concerning compensation paid to our non-employee directors during the fiscal year ended February 1, 2026, for their service on our Board of Directors. Directors who are also our employees received no additional compensation for their service as directors and are not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid as Stock in Lieu of Cash ($)		Annual Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Francesca M. Edwardson(3)	22,945						22,945
David C. Finch	72,000			80,002			152,002
Janet H. Kennedy		60,006	(1)	80,002			140,008
Brett L. Paschke	67,000			80,002			147,002
Susan J. Riley	70,000			80,002			150,002
Ronald Robinson	57,000			80,002	51,548	(4)	188,550
Scott K. Williams		69,364	(1)	80,002			149,366

(1)	Amount represents the aggregate grant date fair value of stock awards paid in lieu of cash, based on a price of $1.76, $2.10, $2.81 and $2.41 on the respective dates of grant.
(2)

Amount represents the aggregate grant date fair value of restricted stock awards granted in fiscal 2025, computed in accordance with FASB ASC Topic 718 and based on the closing price of $1.88 on the date of grant. The assumptions used to determine these values are described in Note 2 to our Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ended February 1, 2026. Pursuant to the applicable rules of the SEC, amounts shown exclude the impact of the estimated forfeitures related to service-based vesting conditions.

(3)	Ms. Edwardson did not stand for re-election at the 2025 Annual Meeting of Shareholders and received compensation for her 2025 service as a director on a pro-rata basis.
(4)

The Company and Mr. Robinson entered into a consulting agreement on May 1, 2025, where Mr. Robinson agreed to serve as an independent contractor and provide supply chain and sourcing consultation services to the Company from May through September of 2025. The amount listed relates entirely to this consulting agreement.

As of February 1, 2026, the aggregate number of unvested shares of restricted stock held by each incumbent non-employee director was as follows:

Name	Number of Unvested Shares of Restricted Stock

David C. Finch	42,554

Janet H. Kennedy	42,554

Brett L. Paschke	42,554

Susan J. Riley	42,554

Ronald Robinson	42,554

Scott K. Williams	42,554

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our Class A and Class B common stock as of the record date (except as otherwise noted) for:

•	each shareholder known by us to be the beneficial owner of more than 5% of our capital stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, as well as shares that may be acquired within 60 days of the record date. There are no shares of common stock subject to options or other rights outstanding as of the date of this proxy statement. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that persons and entities named in the table below have sole voting and investment power with respect to all the capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 3,364,200 shares of Class A common stock outstanding and 34,764,498 shares of Class B common stock outstanding as of the record date, as well as shares which may be acquired within 60 days of the record date. Unless otherwise indicated, the address of each beneficial owner in the table is: Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572.

	Beneficial Ownership of Common Stock
	Class A			Class B		% of Total Voting Power
	Shares		%	Shares	%
5% Shareholders:
Stephen L. Schlecht and Marianne M. Schlecht Descendants Trust(1)	—		—	8,694,295	25.0%	12.7%
Askeladden Capital Management LLC and Samir Patel(2)	—		—	2,207,287	6.3%	3.2%

Named Executive Officers, Directors and Director Nominees:
Stephen L. Schlecht	3,364,200	(3)	100.0%	7,119,588	20.5%	59.6%
Stephanie L. Pugliese(4)	—		—	2,460,009	7.1%	3.6%
Samuel M. Sato(5)	—		—	857,966	2.5%	1.3%
Heena K. Agrawal	—		—	396,152	1.1%	*
David Homolka	—		—	379,911	1.1%	*
David C. Finch	—		—	207,480	*	*
Janet H. Kennedy	—		—	112,128	*	*
Brett L. Paschke(6)	—		—	155,314	*	*
Susan J. Riley	—		—	82,556	*	*
Ronald Robinson	—		—	74,973	*	*
Scott K. Williams	—		—	136,629	*	*
All Executive Officers, Directors, and Director Nominees as a Group (12)	3,364,200		100.0%	12,048,655	34.7%	66.8%

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.
(1)

John A. Dickens and Jennifer A. Hannon are co-trustees of the Stephen L. Schlecht and Marianne M. Schlecht Descendants Trust established July 31, 2000 and as such have shared voting and dispositive power over these shares of Class B common stock. The address of the trust is c/o Godfrey & Kahn, S.C., 833 E. Michigan Street, Suite 1800, Milwaukee, WI 53202.

(2)

According to the amended Schedule 13G filed on February 17, 2026, Askeladden Capital Management LLC (“Askeladden”) and Samir Patel, managing member of Askeladden, were the beneficial owners of 2,207,287 shares of Class B common stock. The filing indicates that Askeladden and Samir Patel have shared voting and dispositive power with respect to the 2,207,287 shares.

(3)

These shares are held in the Duluth Holdings Inc. Voting Trust, of which Mr. S. Schlecht is the sole trustee. As sole trustee, he has sole voting and dispositive power with respect to these such shares.

(4)	Includes: 12,849 shares of Class B common stock owned by one of her children residing in her household, of which Ms. Pugliese disclaims beneficial ownership.
(5)	Mr. Sato’s shares of Class B common stock are based on his last Form 4 filed on April 10, 2025.
(6)	Includes: 18,959 shares of Class B common stock held in trust.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our consolidated financial statements for the fiscal year ending January 31, 2027 and has recommended to the Board of Directors that such appointment be submitted to the shareholders for ratification. KPMG has audited our financial statements since fiscal 2022. Representatives of KPMG will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and also will be available to respond to appropriate questions from shareholders.

If shareholders do not ratify the appointment of KPMG, the Audit Committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending January 31, 2027.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of KPMG as our independent auditors for the fiscal year ending January 1, 2027. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending January 31, 2027, and your proxy will be so voted unless you specify otherwise.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee oversees all accounting and financial reporting processes and the audit of our financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to the quality and integrity of our financial statements and the qualifications, independence and performance of our independent registered public accountants. During fiscal 2025, the Audit Committee held five meetings and discussed the interim financial information contained in each of our quarterly reports on Form 10-Q with the chief financial officer and interim chief accounting officer, director of financial reporting, director of internal audit and independent registered public accountants prior to their filing with the SEC. The Audit Committee has appointed KPMG to serve as our independent registered public accountants for fiscal 2026.

Independent Registered Public Accountants Independence and Fiscal 2025 Audit. In discharging its duties, the Audit Committee obtained from KPMG, our independent registered public accountants for the fiscal 2025 audit, a formal written statement describing all relationships between KPMG and us that might bear on KPMG’s independence in accordance with the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with KPMG any relationships that may impact KPMG’s objectivity and independence and satisfied itself as to KPMG’s independence. The Audit Committee also independently discussed with management and KPMG the quality and adequacy of our internal controls, and reviewed with KPMG its audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with KPMG the matters required to be discussed by the applicable requirements of PCAOB and the Securities and Exchange Commission and, with and without management present, discussed and reviewed the results of KPMG’s fiscal 2025 audit of the financial statements.

Fiscal 2025 Financial Statements and Recommendations of the Committee. The Audit Committee separately reviewed and discussed our audited financial statements and management’s discussion and analysis of financial condition and results operations (“MD&A”) as of and for the fiscal year ended February 1, 2026 with management and KPMG. Management has the responsibility for the preparation of our financial statements and the independent registered public accountants have the responsibility for the examination of those statements.

Based on the above-mentioned review, and discussions with management and KPMG, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended February 1, 2026 for filing with the SEC.

Fees Paid to KPMG. The aggregate fees billed for professional services by KPMG during fiscal years 2024 and 2025 were approximately as follows:

Type of Fees	Fiscal 2025	Fiscal 2024
Audit Fees(1)	$672,250	$838,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$672,250	$838,000

(1)

Audit fees consist of fees billed related to the audit of our annual consolidated financial statements included in our annual report on Form 10-K, the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q and for fiscal 2024 and fiscal 2025, fees related to registration statements on Form S-8 related to registration of Class B common stock of the Company.

All audit services provided by KPMG were approved by the Audit Committee.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. The Audit Committee may not complete its reviews of the matters described above prior to our public announcement of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

The Audit Committee:

Susan J. Riley (Chair)

David C. Finch

Janet H. Kennedy

Brett L. Paschke

SUBMISSION OF SHAREHOLDER PROPOSALS

Proposals of a shareholder submitted pursuant to Rule 14a-8 of the SEC (“Rule 14a-8”) for inclusion in the proxy statement for the 2027 Annual Meeting of Shareholders must be received by Duluth Trading at its executive offices no later than December 22, 2026. A shareholder who intends to present business other than pursuant to Rule 14a-8 at the 2027 Annual Meeting must comply with the requirements set forth in our amended and restated bylaws. To bring shareholder proposed nominations or other business before an annual meeting, our amended and restated bylaws require, among other things, that the shareholder submit written notice thereof to Duluth Trading’s executive offices not less than 90 days nor more than 120 days prior to the anniversary of the annual meeting of shareholders held the prior year. Therefore, we must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no earlier than February 3, 2027 and no later than March 5, 2027. If notice is received before February 3, 2027, or after March 5, 2027, it will be considered untimely, and Duluth Trading will not be required to allow the proposal to be presented at the 2027 Annual Meeting of Shareholders.

Such nominations or proposals must be submitted to Corporate Secretary, Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules for the 2027 Annual Meeting of Shareholders, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the additional information required by Rule 14a-19 under the Exchange Act no earlier than February 3, 2027 and no later than March 5, 2027.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and officers, among others, to file reports with the SEC disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that all filing requirements were complied with on a timely basis during fiscal 2025, except for a Form 4 filing related to an award of Class B common stock for each of Ms. Kennedy and Mr. Williams due to administrative delay.

OTHER MATTERS

Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the enclosed proxy card intend to vote as recommended by the Board of Directors or, if no such recommendation is given, in accordance with their best judgment.

Shareholders may obtain a free copy of our annual report on Form 10-K for fiscal 2025 at no cost by writing to Corporate Secretary, Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572.

By Order of the Board of Directors,

Duluth Holdings Inc.

Wenyu Blanchard

Corporate Secretary

Mount Horeb, Wisconsin

April 21, 2026

DULUTH TRADING CO VOTE

Your vote matters – here's how to vote!

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2026 Annual Meeting Proxy Card

1. Election of Directors:

Nominee	For	Withhold Authority	Nominee	For	Withhold Authority	Nominee	For	Withhold Authority
01 - Stephen L. Schlecht	☐	☐	02 - Stephanie L. Pugliese	☐	☐	03 - David C. Finch	☐	☐
04 - Janet H. Kennedy	☐	☐	05 - Brett L. Paschke	☐	☐	06 - Susan J. Riley	☐	☐
07 - Ronald Robinson	☐	☐	08 - Scott K. Williams	☐	☐			

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

049ZLA

DYLUTH TRADING CO VOTE Using a black iin pen, mark your votes wilth an X as shown in this example Piease do not wile outside the desigaled ares. 2026 Annual Meeting Proxy Card V IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.V Proposals—The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3. Proposals 1, 2 and 3 are being proposed by Duluth Holdings Inc. 1. Election of Diirectors: Your vote matters—here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by June 3, 2026 at 1:00 a.m., Central Time. Online Go to www.envisionreports.com/DLTH or scan the QR code—login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/DLTH A Withh old For Authority + Withho lld For Authority Wit hhold For Authority 01—Stephen L. Schlecht 04—Janet H. Kennedy O7—Ronalld Robinson 2. To approve, by an advisory vote, the compensation of our named executive officers. 02—Stephanie L Pugliese 05- Brett L. Paschke 08—Scott K. Williams For 03—David C. Finch 06—Susan J. Rilley Against Abstain 3. To ratify the appointment of KPMG LLP as our independent registered public accoun tants for fiscall 2026. For Against Abstain NOTE: In their discretion, the proxies are authorized to consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof. B Date (mm/dd/yyyy)—Please print date bellow. / Signature 1- Please keep signature within the box. Authorized Signatures—This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, pllease give fulll title. Signature 2—Please keep signature within the box. 1UPX +

2026 Annual Meeting Admission Ticket 2026 Annual Meeting of Duluth Holdings Inc. Shareholders Wednesday, June 3, 2026, 8:30 a.m. Central Time Duluth Holdings Inc. 201 East Front Street, Mount Horeb, Wisconsin 53572 Upon arrival, please present this admission ticket and photo identification at the registration desk. The 2026 Annual Meeting of Shareholders of Duluth Holdings Inc. will be held on We dnesday, June 3, 2026, 8:30 a.m. Central Time Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/DLTH Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/DLTH IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.V Duluth Holdings Inc. Notice of 2026 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting—June 3, 2026 The undersigned hereby appoints Stephanie L. Pugliese and Wenyu Blanchard, and each or either of them, as true and lawful attorneys of the undersigned with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Duluth Holdings Inc., which the undersigned is entitled to vote at said meeting or any adjoumment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment there of, conferring authority upon such true and lawful attorneys to vote in their discretion on such matters as may properly come before the meeting and revoking any proxy heretofore given. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3. (Items to be voted appear on reverse side) + Non-Voting Items Change of Address—Please print new addre ss bellow. Comments—Please print your comments bellow. +